Exhibit 99.1

Sovos Brands Completes the Sale of Birch Benders

Louisville, Colo., January 9, 2023 (GLOBE NEWSWIRE) – Sovos Brands, Inc. (“Sovos Brands” or the “Company”) (Nasdaq: SOVO), one of the fastest-growing food companies of scale in the United States, today announced that it has completed the divestiture of the Birch Benders brand and related assets to Hometown Food Company, a portfolio company controlled by Brynwood Partners VIII L.P. Details of the transaction were not disclosed.

“We are pleased to complete the sale of Birch Benders to Hometown Food Company, a business already home to a number of popular breakfast and baking brands,” commented Todd Lachman, President and Chief Executive Officer. “Today’s announcement reflects Sovos Brands’ continued commitment to growing our core Rao’s and Noosa brands and, in particular, accelerating Rao’s to $1 billion in net sales and beyond. As we look ahead, Sovos Brands will be a more focused business that is better-positioned to drive sustainable sector leading growth for years to come.”

Given the timing of the transaction, the divestiture of Birch Benders will have no impact on the Company’s fiscal 2022 net sales and adjusted EBITDA.

About Sovos Brands, Inc.

Sovos Brands, Inc. is a consumer-packaged food company focused on acquiring and building disruptive growth brands that bring today’s consumers great tasting food that fits the way they live. The Company’s product offerings include a variety of pasta sauces, dry pasta, soups, frozen entrées, frozen pizza and yogurts, all of which are sold in North America under the brand names Rao’s, Michael Angelo’s and noosa. All Sovos Brands’ products are built with authenticity at their core, providing consumers with one-of-a-kind food experiences that are genuine, delicious, and unforgettable. The Company is headquartered in Louisville, Colorado. For more information on Sovos Brands and its products, please visit www.sovosbrands.com.

Contacts

Investors:

Joshua Levine
IR@sovosbrands.com

Media:

Lauren Armstrong

media@sovosbrands.com